Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	James Winschel, Senior Vice-President and Chief Financial Officer Jill Baker, Vice President of Investor Relations +1-781-434-4118
PAREXEL REPORTS THIRD QUARTER FISCAL YEAR 2008 FINANCIAL RESULTS
•	Consolidated service revenue of $245.3 million grows 28% year-over-year

•	Diluted earnings per share in the quarter were $0.25

•	Backlog increases approximately 37% year-over-year to $1.9 billion; net quarterly book-to-burn ratio equates to 1.52
Boston, MA, April 23, 2008 — PAREXEL International Corporation (NASDAQ: PRXL) today announced its financial results for the third quarter and nine months ended March 31, 2008. The past and current period results reflect a two-for-one stock split which occurred on March 3, 2008.
For the three months ended March 31, 2008, PAREXEL’s consolidated service revenue increased 28.3% to a record $245.3 million, compared with $191.2 million in the prior year period. The Company reported operating income of $22.7 million, or 9.3% of consolidated service revenue, in the third quarter of Fiscal Year 2008, versus operating income of $15.5 million, or 8.1% of consolidated service revenue, in the comparable quarter of the prior year. This represented a year-over-year increase of 46.8%. Included in these results was a favorable pre-tax restructuring benefit of $860,000 in the third quarter of Fiscal Year 2008, as noted in the financial charts contained within this press release. Net income for the quarter totaled $14.2 million, or $0.25 per diluted share, compared with net income of $10.8 million, or $0.19 per diluted share for the quarter ended March 31, 2007, an increase of 31.6%.
On a segment basis, consolidated service revenue for the third quarter of Fiscal Year 2008 consisted of $191.5 million in Clinical Research Services (CRS), $33.5 million in PAREXEL Consulting and Medical Communications (PCMS), and $20.3 million in Perceptive Informatics, Inc.
For the nine months ended March 31, 2008, consolidated service revenue was $692.1 million, versus $536.7 million in the prior year period, an increase of 29.0%. Operating income for the current nine-month period was $59.7 million, or 8.6% of consolidated service revenue, compared with operating income of $40.7 million, or 7.6% of consolidated service revenue in the comparable prior year period. Net income for the nine months ended March 31, 2008 was $39.6 million or $0.69 per diluted share, compared with net income of $26.9 million, or $0.48 per diluted share in the prior year period.
PAREXEL’s backlog increased approximately 37% year-over-year, and 7% sequentially from the December 31, 2007 quarter, to $1.9 billion at the end of the March quarter. As of December 31, 2007, PAREXEL’s backlog totaled $1.778 billion. Adding the March quarter’s gross new business wins of $423.5 million to that amount, and subtracting $245.3 million in current quarter service revenue and $49.5 million in cancellations, resulted in a record backlog of $1.91 billion as of March 31, 2008. These results equate to a net book-to-burn ratio of 1.52.

Mr. Josef H. von Rickenbach, PAREXEL’s Chairman and Chief Executive Officer stated, “The Company’s financial results marked another quarter of significant growth in revenue, operating income, and earnings per share. From our perspective, industry dynamics remain positive. Our backlog is within reach of the $2 billion mark, with healthy levels of new business wins from all three of our business segments contributing to this quarter’s results. The new business proposal pipeline is robust, and the strength of our competitive position gives us confidence that we will continue to win significant levels of new business, helping us to achieve the goals that we have established for the remainder of Fiscal Year 2008 and beyond.”
The Company issued forward-looking guidance for the fourth quarter of Fiscal Year 2008 (ending June 30, 2008), for Fiscal Year 2008, and for Calendar Year 2008, using recent exchange rates. For the fourth quarter, the Company anticipates reporting consolidated service revenue in the range of $255 to $265 million and earnings per diluted share in the range of $0.25 to $0.26. For Fiscal Year 2008, consolidated service revenue is expected to be in the range of $947 to $957 million and earnings per diluted share are projected to be in the range of $0.94 to $0.96. (Previously issued guidance for Fiscal Year 2008 included service revenue of between $935 and $955 million and earnings per diluted share of $0.89 to $0.92). For Calendar Year 2008, expectations are for consolidated service revenue to be in the range of $1.02 to $1.05 billion, and earnings per diluted share to be in the range of $0.98 to $1.02. (Previously issued Calendar Year 2008 guidance projected service revenue of $1.0 billion to $1.04 billion and earnings per diluted share in the range of $0.92 to $0.97).
The Company believes that presenting the proforma information contained in this press release assists investors and others in gaining a better understanding of its core operating results and future prospects, especially when comparing such results to previous periods or forecasted guidance. Management uses this proforma information, in addition to the GAAP information, as the basis for measuring the Company’s core operating performance and comparing such performance to that of prior periods and to the performance of its competitors. Such measures are also used by management in its financial and operating decision-making. Proforma information is not meant to be considered superior to or a substitute for the Company’s results of operations prepared in accordance with GAAP.
A conference call to discuss PAREXEL’s third quarter earnings, business, and financial outlook will begin at 10:00 a.m. ET on Thursday, April 24th and will be broadcast live over the internet via webcast. The webcast may be accessed in the “Webcasts” portion of the Investor Relations section of the Company’s website at http://www.parexel.com. Users should follow the instructions provided to assure that the necessary audio applications are downloaded and installed. A replay of this webcast will be archived on the website approximately two hours after the call and will continue to be accessible for approximately one year following the live event. To participate via telephone, dial (612) 234-9960 and ask to join the PAREXEL quarterly conference call.
About the Company
PAREXEL International Corporation is a leading global bio/pharmaceutical services organization, providing a broad range of knowledge-based contract research, medical communications and consulting services to the worldwide pharmaceutical, biotechnology and medical device industries. Committed to providing solutions that expedite time-to-market and peak-market penetration, PAREXEL has developed significant expertise across the development and commercialization continuum, from drug development and regulatory consulting to clinical pharmacology, clinical trials management, medical education and reimbursement. Perceptive Informatics, Inc., a subsidiary of

PAREXEL, provides advanced technology solutions, including medical imaging, to facilitate the clinical development process. Headquartered near Boston, Massachusetts, PAREXEL operates in 63 locations throughout 52 countries around the world, and has over 7,680 employees. For more information about PAREXEL International visit www.PAREXEL.com.
This release contains “forward-looking” statements regarding future results and events, including, without limitation, statements regarding expected financial results, future growth and customer demand, such as the guidance provided by the Company with respect to the fourth quarter of Fiscal Year 2008, Fiscal Year 2008, and Calendar Year 2008. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “appears,” “estimates,” “projects,” “targets,” and similar expressions are also intended to identify forward-looking statements. The forward-looking statements in this release involve a number of risks and uncertainties. The Company’s actual future results may differ significantly from the results discussed in the forward-looking statements contained in this release. Important factors that might cause such a difference include, but are not limited to, risks associated with: actual operating performance; actual expense savings and other operating improvements resulting from recent restructurings; the loss, modification, or delay of contracts which would, among other things, adversely impact the Company’s recognition of revenue included in backlog; the Company’s dependence on certain industries and clients; the Company’s ability to win new business, manage growth and costs, and attract and retain employees; the Company’s ability to complete additional acquisitions and to integrate newly acquired businesses or enter into new lines of business; the impact on the Company’s business of government regulation of the drug, medical device and biotechnology industry; consolidation within the pharmaceutical industry and competition within the biopharmaceutical services industry; the potential for significant liability to clients and third parties; the potential adverse impact of health care reform; and the effects of exchange rate fluctuations and other international economic, political, and other risks. Such factors and others are discussed more fully in the section entitled “Risk Factors” of the Company’s Quarterly Report on Form 10-Q for the period ended December 31, 2007 as filed with the SEC on February 7, 2008, which “Risk Factors” discussion is incorporated by reference in this press release. The forward-looking statements included in this press release represent the Company’s estimates as of the date of this release. The Company specifically disclaims any obligation to update these forward-looking statements in the future. These forward-looking statements should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this press release.
PAREXEL is a registered trademark of PAREXEL International Corporation, and Perceptive Informatics is a trademark of Perceptive Informatics, Inc. All other names or marks may be registered trademarks or trademarks of their respective business and are hereby acknowledged.

PAREXEL International Corporation
Consolidated Condensed Statement of Income
(In thousands, except per share data)

	Unaudited
	For the three months ended March 31,
	2008	2007
Service revenue	$245,336	$191,215
Reimbursement revenue	49,387	49,404

Total revenue	294,723	240,619

Costs and expenses:
Direct costs	161,263	124,288	(a)
Reimbursable out-of-pocket expenses	49,387	49,404
Selling, general and administrative	52,819	43,277	(a)
Depreciation	8,162	6,702
Amortization	1,231	1,473
Restructuring benefit	(860)	—

Total costs and expenses	272,002	225,144

Income from operations	22,721	15,475

Other income	352	292

Income before income taxes	23,073	15,767

Provision for income taxes	8,586	5,071
Effective tax rate	37.2%	32.2%

Minority interest expense (benefit)	301	(101)

Net income	$14,186	$10,797

Earnings per common share:
Basic	$0.25	$0.20
Diluted	$0.25	$0.19

Shares used in computing earnings per common share:
Basic	56,108	54,865
Diluted	57,765	56,220

	Preliminary
	Mar 31,	Dec 31,	June 30,
Balance Sheet Information	2008	2007	2007
Billed accounts receivable, net	$216,060	$221,476	$189,843
Unbilled accounts receivable, net	197,627	163,251	135,178
Deferred revenue	(199,121)	(200,093)	(170,718)

Net receivables	$214,566	$184,634	$154,303

Cash and marketable securities	$53,313	$62,926	$96,677
Working capital	$165,437	$108,877	$118,746
Total assets	$859,638	$809,549	$680,013
Short-term borrowings	$13,656	$60,453	$30,463
Long-term debt	$38,443	$231	$277
Stockholders’ equity	$397,267	$363,403	$316,616

(a)	FY 2007 numbers have been adjusted to reflect FY 2008 presentation. Certain direct costs have been moved to selling, general and administrative to ensure consistency among all business segments.

PAREXEL International Corporation
Consolidated Condensed Statement of Income
(In thousands, except per share data)

	Unaudited
	For the nine months ended March 31,
	2008	2007
Service revenue	$692,114	$536,746
Reimbursement revenue	138,929	127,376

Total revenue	831,043	664,122

Costs and expenses:
Direct costs	454,316	352,406	(a)
Reimbursable out-of-pocket expenses	138,929	127,376
Selling, general and administrative	151,365	121,425	(a)
Depreciation	24,050	19,453
Amortization	3,512	2,873
Restructuring benefit	(860)	(74)

Total costs and expenses	771,312	623,459

Income from operations	59,731	40,663

Other income (expense)	(403)	1,598

Income before income taxes	59,328	42,261

Provision for income taxes	19,149	15,369
Effective tax rate	32.3%	36.4%

Minority interest expense	577	38

Net income	$39,602	$26,854

Earnings per common share:
Basic	$0.71	$0.49
Diluted	$0.69	$0.48

Shares used in computing earnings per common share:
Basic	55,662	54,484
Diluted	57,380	56,004

(a)	FY 2007 numbers have been adjusted to reflect FY 2008 presentation. Certain direct costs have been moved to selling, general and administrative to ensure consistency among all business segments.

PAREXEL International Corporation
Segment Information
($ in thousands)

	Three months ended
	March 31,
	2008	2007 (a)
Clinical Research Services (CRS)

Service revenue	$191,572	$143,461
% of total service revenue	78.1%	75.0%
Gross profit	$65,007	$50,204
Gross margin % of service revenue	33.9%	35.0%

PAREXEL Consulting & Medical Communications Services (PCMS)

Service revenue	$33,484	$29,707
% of total service revenue	13.6%	15.5%
Gross profit	$11,328	$8,916
Gross margin % of service revenue	33.8%	30.0%

Perceptive Informatics, Inc. (PII)

Service revenue	$20,280	$18,047
% of total service revenue	8.3%	9.5%
Gross profit	$7,738	$7,807
Gross margin % of service revenue	38.2%	43.3%

Total service revenue	$245,336	$191,215
Total gross profit	$84,073	$66,927
Gross margin % of service revenue	34.3%	35.0%

Revenue by Geography

The Americas	$99,735	$76,682
Europe, Middle East & Africa	129,105	104,025
Asia/Pacific	16,496	10,508

Total service revenue	$245,336	$191,215

Quarterly Supplemental Financial Data

Total revenue	$294,723	$240,619
Investigator fees	38,496	29,214

Gross revenue	$333,219	$269,833

DSO	59	43

Capital expenditures	$18,794	$9,530

(a)	FY 2007 numbers have been adjusted to reflect FY 2008 presentation. Certain direct costs have been moved to selling, general and administrative to ensure consistency among all business segments.

PAREXEL International Corporation
Segment Information
($ in thousands)

	Nine months ended
	March 31,
	2008	2007 (a)
Clinical Research Services (CRS)

Service revenue	$533,606	$396,161
% of total service revenue	77.1%	73.8%
Gross profit	$180,232	$135,641
Gross margin % of service revenue	33.8%	34.2%

PAREXEL Consulting & Medical Communications Services (PCMS)

Service revenue	$96,541	$87,326
% of total service revenue	13.9%	16.3%
Gross profit	$32,051	$25,627
Gross margin % of service revenue	33.2%	29.3%

Perceptive Informatics, Inc. (PII)

Service revenue	$61,967	$53,259
% of total service revenue	9.0%	9.9%
Gross profit	$25,515	$23,072
Gross margin % of service revenue	41.2%	43.3%

Total service revenue	$692,114	$536,746
Total gross profit	$237,798	$184,340
Gross margin % of service revenue	34.4%	34.3%

Revenue by Geography

The Americas	$272,659	$212,301
Europe, Middle East & Africa	369,992	297,335
Asia/Pacific	49,463	27,110

Total service revenue	$692,114	$536,746

(a)	FY 2007 numbers have been adjusted to reflect FY 2008 presentation. Certain direct costs have been moved to selling, general and administrative to ensure consistency among all business segments.